Exhibit 10.4

[INTERACTIVE DATA CORPORATION

LETTERHEAD]

PERSONAL

Mr. Mark Hepsworth

176 Riverside Avenue

Riverside, CT 06878

October 30, 2007

Dear Mark:

This contract (the “Secondment Extension Contract”) sets forth the revised terms of your secondment to Interactive Data Corporation (“IDCO”). This contract reflects an extension of your original secondment period as set forth in the agreement between you and Interactive Data (Europe) Limited (f/k/a FT Interactive Data (Europe) Limited) (the “IDCO-Europe”) dated September 1, 2005 (the “Original Secondment Contract”). This Secondment Extension Contract amends and supersedes the Original Secondment Contract in its entirety effective as of the Extension Date set forth below. This Secondment Extension Contract is subject to the approval of IDCO’s Compensation Committee and is considered supplementary to your basic contract of employment (“Employment Contract”) (dated 23 May 1995 and amended on 2 April 2003) with IDCO-Europe. At all times during the period of your secondment, you will remain an employee IDCO-Europe employed under and subject to your existing terms and conditions of employment, save as amended below. Your secondment and this Secondment Extension Contract are not intended to be, and shall not create, a contract of employment between yourself and IDCO or any of its subsidiaries in the United States.

You will be located at:	Interactive Data Real-Time Services, Inc.
100 Hillside Avenue
White Plains, NY 10603
United States

At the end of your secondment, you will revert to the terms and conditions of your Employment Contract, save in relation to your job role, as to which please see further below.

The conditions of your secondment to IDCO in the United States are as follows:

ASSIGNMENT DETAILS

Items 1 to 21 are based upon known current tax rates, currency exchange rate, applicable employee benefits etc. and may be varied by IDCO should substantial changes occur to the same.

1) Job Title(s)	President, Interactive Data Real-Time Services, Inc. President, Interactive Data Pricing and Reference Data, Inc.

2) Reporting to (job title)	Stuart J. Clark President and Chief Executive Officer Interactive Data Corporation

3) Secondment Extension Commencement Date	October 1, 2007

4) Secondment Extension Term	Two years unless terminated earlier on (i) three month’s written notice by IDCO or (ii) the termination of your employment with IDCO-Europe for any reason whatsoever.

5) Home Unit / Country	Interactive Data (Europe) Limited (f/k/a FT Interactive Data (Europe) Limited)/ United Kingdom

6) Host Assignment Unit	Interactive Data Corporation

7) Host Country of Assignment	United States

8) Status	Married/2 children

REMUNERATION

9) Host Base Salary	$325,000

10) Annual Bonus	53% of base salary on target, 80% of base salary maximum; subject to the terms and conditions of the IDCO senior management annual bonus plan as in effect from time to time; provided, however, that any annual bonus shall be paid no later than March 15th of the calendar year following the year in which the annual bonus is earned.

SECONDMENT ALLOWANCES

11) Accommodation Allowance	You will be provided a housing allowance of $6,000 (grossed up for US Federal and New York State taxes) per month during the Secondment Extension Term. Housing allowance payments shall be paid in regular monthly intervals. Any housing allowance accrued in any calendar year will be paid no later than March 15th of the year following the year in which the related expense was incurred.

12)Transportation of Personal Effects	IDCO will pay reasonable costs (up to $15,500) for transporting your personal effects upon repatriation. This will include shipment of household goods. IDCO will pay such amounts directly to the service provider.

13)Travel Allowance	IDCO will pay for one business class flight for you and each of your immediate family members on repatriation.

14) Temporary Living Assistance	Should you and your family require temporary accommodations
prior to leaving the host country or upon returning to your home country this will be reimbursed at up to a maximum of $1,500
(grossed up for US Federal and New York State taxes) for
housing in the United States prior to departure and £800
(grossed up for UK tax) for housing in the United Kingdom
after departure. Any temporary housing reimbursement
obligation accrued in any calendar year will be paid no later than March 15th of the year following the year in which the
related expense was incurred.

15) Home Leave	IDCO will pay the costs of economy class airfare for two home visits each year for you and your immediate family members (the cost of the same will be grossed up for US Federal and New York State taxes).

16) Emergency Leave	IDCO will pay the cost of economy class airfare to return you and/or your immediate family members to the UK in the event of a family emergency. Approval from the Vice President, Human Resources is required prior to departure from the assignment location (the cost of the same will be grossed up for US Federal and New York State taxes).

17) Car Allowance	IDCO will provide you with a car allowance of $7,200 per year (grossed up for US Federal and New York State taxes). Car allowance payments shall be paid in equal instalments at regular intervals corresponding to IDCO’s payroll schedule in effect from time to time (currently bi-monthly). Any car allowance obligation accrued in any calendar year will be paid no later than March 15th of the year following the year in which the related expense was incurred.

18) School Fees	IDCO will pay up to $25,000 (grossed up for US Federal and New York State taxes) per year per child for private school fees. Tuition payments will be paid directly to the applicable school.

19) Tax Assistance	IDCO will provide, through its approved vendor, tax planning and preparation assistance for the tax years (US and UK) covered during your assignment extension. IDCO will pay such amounts directly to the service provider. Any such amounts the Company pays which constitute income will be grossed up for US Federal and New York State taxes.

OTHER

20) Pearson Group Pension Plan	You may remain a member of the Pearson Group Pension Plan so long as IDCO permits its UK employees to participate in such Plan on terms consistent with those offered to other IDCO U.K. employees from time to time. For pension fund purposes your notional salary will be £185,500.

21) National Insurance Contributions	You may be required to continue payment of your national insurance contributions in the UK while you are on secondment.

Appendix A of your Employment Contract is amended mutatis mutandis such that the obligations and rights set forth on Appendix A in the sections entitled, “Data Protection”, “Outside Interests”, “Copyright”, and “Restrictive Covenants” apply not only to IDCO-Europe but to Interactive Data Corporation, and each of its subsidiaries.

During the Secondment Extension Term you agree that IDCO and IDCO-Europe are authorized to deduct from your salary any deductions that any competent taxation authority requires to be deducted and that you will indemnify and keep indemnified IDCO and its subsidiaries from and against any outstanding liability to any competent taxation authority in respect of any sums found due in respect of the payment of salary to you.

Upon the successful completion of this Secondment Extension Contract, you will be offered the opportunity to return to a position within IDCO-Europe. The cost of returning you and your family to your Home Unit, including the cost of direct route business class airfare and the shipment of household and personal effects will be borne by IDCO-Europe as set forth above. If a position comparable to your current position (and at a salary of no less than £185,500 but excepting those elements related to expatriate status, e.g., housing allowance, private school fees or, if greater, your then base salary at the IDCO budget exchange rate in effect at that time) is not available and your employment is terminated by reason of redundancy you will be entitled to severance in accordance with IDCO’s U.K. Severance Policy provided, however, that any severance payments made to you pursuant to the UK Severance Policy shall be made in a lump sum no later than March 15th of the year following the year in which your employment is terminated and otherwise in a manner so as to be exempt from the requirements of Section 409A of the Code (as defined below) under the short term deferral exception.

If your employment is terminated by IDCO-Europe during the Secondment Extension Term for any reason other than one justifying summary dismissal without notice under your employment terms or common law, IDCO will pay the repatriation costs specified above. If you resign during the Secondment Extension Term to accept an offer of employment by another company, IDCO shall have no obligation to pay any repatriation any costs.

If any provision of this Secondment Extension Contract would, in the reasonable, good faith judgment of the IDCO General Counsel, contravene any regulations or U.S. Treasury guidance promulgated under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or could cause payment to be subject to the interest and penalties under Section 409A of the Code, such provision of this contract shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

Anything in this Secondment Extension Contract to the contrary notwithstanding, no reimbursement or other amount payable to you pursuant to any provisions of this Secondment Extension Contract or to any plan or arrangement of Pearson, IDCO or any of its subsidiaries, covered by this Secondment Extension Contract shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

This Secondment Extension Contract and the relationships of the parties in connection with the subject matter of this contract shall be governed by, and construed in accordance with, the laws of England and Wales.

To indicate that you understand and accept the contents of this Secondment Extension Contract, please sign, date and return to me the duplicate of this contract. If you have any questions regarding the secondment policy or process, please contact myself or Jim Reed (781 687 8020).

Signed for and on behalf of

Interactive Data Corporation	Signed for Acceptance

/s/ Peg Murphy	/s/ Mark Hepsworth
Peg Murphy	Mark Hepsworth

Date Oct 5, 2007	Date October 5, 2007